The reorganization described in this press release involves securities of a foreign company.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information concerning the subject of this press release is prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

May 24, 2018

To Whom It May Concern
Company Name: SOGO MEDICAL CO., LTD.
Representative: Kenji Sakamoto, Representative Director,
President and Chief Executive Officer
Listing: First Section, Tokyo Stock Exchange. (Code: 4775)
Contact: Masatoshi Sadahisa, Director and Senior Managing Director
(Phone: +81-92-713-9181)

Company’s Transition to Pure Holding Company Structure through Solo-Share Transfer

SOGO MEDICAL CO., LTD. (“Sogo Medical”) makes following announcement as our Board of Directors passed the resolution at the board meeting on this May 24, 2018 to incorporate SOGO MEDICAL HOLDINGS CO., LTD. (the “Holding Company”), which will be a pure holding company (wholly-owning parent company), on October 1, 2018 (tentative), through a solo-share transfer (the “Share Transfer”) following the relevant prescribed procedures, including the passing of a resolution at the ordinary general meeting of shareholders to be held on June 22, 2018 to approve the transition.

Information/details disclosed herein about the Share Transfer have been partially omitted as the Share Transfer involves a transfer of shares solely by Sogo Medical, which is a listed company.

1. Purpose of Transition to Holding Company System through the Share Transfer
(1) Background and Purpose

As announced in the “Press Release on Our Transition to Holding Company System” on March 22, 2018, Sogo Medical has decided to transition to a holding company system in order to achieve our 50th-term corporate vision as early as possible, to enhance our corporate value and to realize sustainable growth in the future, through the expansion of the scale of operation and creation of new businesses by accelerating our move to evolve and reinforce our existing business and through the active use of M&A and alliances.

The objectives for the transition to a holding company system are as follows:

1) Enhancement of group management strategy and business operation:
➢
To seek to maximize group synergy and the corporate value of the Sogo Medical group as a whole by having the holding company concentrate on group management, development of mid- to long-term growth strategies, and making optimal distribution of management resources;

➢
To seek to further accelerate the decision-making process and enhance value creation in each business by transferring substantial authority to the business company and clarifying roles and responsibilities;

2) Expansion of strategic partnership:
➢	To expand the scale of operation and create new business through active use of M&A and capital and business alliances to accelerate the achievement of a highly-developed Japanese healthcare business;
3) Training of management executive for the next generation:
➢	To seek to promote early training of management executives through business experience by promoting candidates for management executives for the next generation in the business company.
The transition to a pure holding company system is subject to the approval of shareholders at the ordinary general meeting of shareholders to be held on June 22, 2018.  Upon the Share Transfer, Sogo Medical will become a wholly-owned subsidiary of the Holding Company.  The shares of Sogo Medical will be delisted in association with the Share Transfer, and an application for a listing of the shares in the Holding Company will be submitted to the First Section of the Tokyo Stock Exchange.  Although the listing date will depend on the time needed by the Tokyo Stock Exchange to review the application, the listing date has been tentatively scheduled for October 1, 2018, which is the date planned for registering the incorporation of the Holding Company (i.e., the effective date of the Share Transfer).

(2) Steps for Transition to Pure Holding Company Structure
Sogo Medical will take the following steps to implement the transition to a pure holding company structure:
<Step 1> Incorporation of Holding Company by Share Transfer
By incorporating the Holding Company through the Share Transfer on October 1, 2018, Sogo Medical will become a wholly-owned subsidiary of the Holding Company.

<Step 2> Reorganization of HOKENDOHJINSHA Inc.
After incorporation of the Holding Company, in order to enhance our healthcare service business, the reorganization of our corporate group is planned as soon as possible through a distribution-in-kind or other method of all the shares in HOKENDOHJINSHA Inc. that Sogo Medical owns to the Holding Company.

<Step 3> Corporate Structure after Incorporation of Holding Company
After Step 2, we plan to start considering the optimal corporate structure to achieve our 50th-term corporate vision.

2. Overview of Share Transfer
(1) Dates
Record date for ordinary general meeting of shareholders:	Saturday, March 31, 2018
Board meeting to approve the Share Transfer plan:	Thursday, May 24, 2018
Ordinary general meeting of shareholders to approve the Share Transfer plan:	Friday, June 22, 2018 (tentative)
Delisting of Sogo Medical:	Wednesday, September 26, 2018 (tentative)
Registration of incorporation of the Holding Company (i.e., the effective date of the Share Transfer):	Monday, October 1, 2018 (tentative)
Listing of the Holding Company:	Monday, October 1, 2018 (tentative)
*The dates above are indicative only and are subject to change for reasons related to the Share Transfer procedures or other reasons.
(2) Method
Solo-share transfer under which Sogo Medical will become a wholly-owned subsidiary and the Holding Company will become the wholly-owning parent company incorporated through the Share Transfer
(3) Details of Allotment in Share Transfer (Share Transfer Ratio)
	SOGO MEDICAL HOLDINGS CO., LTD. (wholly-owning parent company/Holding Company)	SOGO MEDICAL CO., LTD. (wholly-owned subsidiary/Sogo Medical)
Share Transfer Ratio	1	1
a. Share Transfer Ratio
Each shareholder of Sogo Medical as at the point in time immediately before the Share Transfer takes effect will be delivered, through an allotment of shares, a share in the Holding Company to be incorporated, for every share in Sogo Medical that such shareholder owns.
b. Share Unit (Tan-gen kabu)
The Holding Company applies a unit share system under which one (1) unit of shares will contain one hundred (100) shares.

c. Calculation Base of Share Transfer Ratio
The Share Transfer is to establish one (1) Holding Company to be the wholly-owning parent company through the independent action of Sogo Medical.  All the shares in the Holding Company will be allotted only to the shareholders of Sogo Medical immediately prior to the Share Transfer.  Sogo Medical makes it its priority to ensure that no shareholder will experience any adverse effect as a result of the Share Transfer.  In this connection, Sogo Medical has decided to issue 1 common share in the Holding Company for every 1 common share held in Sogo Medical so that the shareholding ratio of all shareholders in Sogo Medical immediately before the Share Transfer will correspond to their shareholding in the Holding Company immediately after the establishment thereof.
d. Result, Method and Basis of Calculation by Third-Party Organization
For the reason mentioned in item c. above, no independent appraiser has been engaged to calculate the share transfer ratio.
e. Number of Newly-Issued Shares Delivered in the Share Transfer (tentative)
Common Share: 30,680,312 shares (tentative)
If the total number of outstanding shares in Sogo Medical should change before the Share Transfer takes effect, the abovementioned number of new shares granted by the Holding Company will correspondingly be changed.  Sogo Medical will be allotted the same number of common shares in the Holding Company for the number of treasury shares held by Sogo Medical when the Share Transfer takes effect. Thereafter, the shares held by Sogo Medical in the Holding Company will be disposed of.  Sogo Medical will make an announcement when it confirms the details of such disposition.
(4) Handling of Share Options and Bonds with Share Option in Relation to Share Transfer
No share option or bond with share option has been issued in respect of the shares in Sogo Medical.
(5) Matters Related to Application for Listing of Holding Company
Sogo Medical is planning to apply for the shares in the newly-incorporated Holding Company to be listed on the First Section of the Tokyo Stock Exchange, and the listing date has been tentatively scheduled for October 1, 2018.  Before the Holding Company is listed, Sogo Medical will be delisted on September 26, 2018 as it will become a wholly-owned subsidiary of the Holding Company as a result of the Share Transfer.
The date of delisting is subject to change as it is dependent on the rules of the Tokyo Stock Exchange.

3. Overview of the Company Involved in Share Transfer
(Information as of March 31, 2018)
(1) Name of Company	SOGO MEDICAL CO., LTD.
(2) Address	2-14-8, Tenjin, Chuo-ku, Fukuoka-city
(3) Title and Name of Representative	Representative Director, President and Chief Executive Officer: Kenji Sakamoto Representative Director, Executive Vice President: Shinya Mikita
(4) Business Activities
1. Provision of consultation services for clinics and hospital management;
2. Development and operation of healthcare malls;
3. Introduction of doctors for clinics and hospitals;
4. Provision of outplacement service for doctors and support services for starting-up clinics/hospitals;
5. Provision of support services to medical practices carried on by successors;
6. Sale of health insurance pharmaceuticals, general pharmaceuticals and long-term care products;
7. Lease and sale of medical equipment;
8. Rental of televisions for inpatients

(5) Capital Amount	3,513 million yen
(6) Foundation Date	June 12, 1978
(7) Number of Outstanding Shares	15,340,156 shares
(8) Account Closing	March 31
(9) Number of Employees（※1）	3,978 (1,383)
(10) Main Customers	Hospitals, clinics and general consumers
(11) Major Banking Relations	The Bank of Fukuoka, Ltd.; Mizuho Bank, Ltd.
(12) Directors and Audit & Supervisory Board Members
Representative Director: Kenji Sakamoto
Representative Director: Shinya Mikita
Director: Makoto Kuroda
Director: Masatoshi Sadahisa
Director: Moritaka Nakashima
Director: Takao Nakashima
Director: Itsuo Tashiro
External Director: Kiyotaka Watanabe
External Director: Eiichi Seki
External Director: Takashi Kamite
Statutory Audit & Supervisory Board Member: Shoji Hirao
External Audit & Supervisory Board Member: Seio Yamakawa
External Audit & Supervisory Board Member: Naomasa Mitsukado
External Audit & Supervisory Board Member: Setsuko Gondo

(13) Major Shareholders and	Mitsui & Co., Ltd.	24.89%
Shareholding Ratio	THE SFP VALUE REALIZATION MASTER FUND LIMITED	6.07%
	Tokyo Century Corporation	4.70%
	The Bank of Fukuoka, Ltd.	4.00%
	Japan Trustee Services Bank, Ltd.	3.44%
(14) Management Performance and Financial Status for the Last Three Years on a Consolidated Basis
Fiscal Year	Fiscal Year ended March 2016	Fiscal Year ended March 2017	Fiscal Year ended March 2018
Net Asset (yen in millions)	29,646	32,880	36,526
Gross Asset (yen in millions)	74,621	86,760	89,748
Book-value Per Share (yen) (※2)	983.57	1,089.23	1,210.69
Sales Revenue (yen in millions)	120,776	122,216	135,431
Operating Income (yen in millions)	6,087	6,248	7,189
Ordinary Income (yen in millions)	6,196	6,440	7,228
Net Income Vested in Parent Company Shareholders (yen in millions)	2,318	3,779	4,243
Net Income Per Share (yen) (※2)	77.33	126.26	141.74
Dividend Per Share (yen) (※3)	45.00	50.00	60.00
(*1) The Number of Employees (consolidated basis) (i) excludes employees who have been seconded to entities outside the group, but (ii) includes personnel seconded to the group from entities outside the group.  Part-time and temporary workers (the average per annum number of which is indicated in the parenthesis) are excluded.
(*2) Although Sogo Medical had conducted a two-for-one stock split on April 1, 2018, the Book-value Per Share and Net Income Per Share are calculated as if the stock split had been conducted on the first day of the Fiscal Year ended March 2016.
(*3) This includes the 5 yen per share that was distributed to commemorate our 40th anniversary.

4. Overview of the Company Incorporated by Share Transfer (wholly-owning parent company/Holding Company) (tentative)
(1) Name of Company	SOGO MEDICAL HOLDINGS CO., LTD.
(2) Address	2-14-8, Tenjin, Chuo-ku, Fukuoka-city
(3) Title and Name of Representative	Representative Director and President: Kenji Sakamoto Representative Director and Vice President: Shinya Mikita
(4) Business Activities	Management of group companies and other businesses associated therewith
(5) Capital Amount	10 billion yen
(6) Account Closing	March 31
(7) Foundation Date	October 1, 2018
(8) Number of Outstanding Shares	30,680,312 shares
(9) Directors and Audit & Supervisory Board Members
Director: Kenji Sakamoto
Director: Shinya Mikita
Director: Itsuo Tashiro
Director: Masatoshi Sadahisa
External Director: Kiyotaka Watanabe
External Director: Eiichi Seki
External Director: Takashi Kamite
Statutory Audit & Supervisory Board Member: Shoji Hirao
External Audit & Supervisory Board Member: Seio Yamakawa
External Audit & Supervisory Board Member: Naomasa Mitsukado
External Audit & Supervisory Board Member: Setsuko Gondo

(10) Net Asset	[TBC]
(11) Gross Asset	[TBC]
* The (10) Net Asset and (11) Gross Asset amounts will be announced as soon as they have been determined.

5. Accounting Overview
Since the Share Transfer is a “transaction between entities under common control” for the purpose of corporate accounting, it does not affect profit and loss.  For the avoidance of doubt, there will be no goodwill associated with the Share Transfer.

6. Prospects
Through the Share Transfer, Sogo Medical will become a wholly-owned subsidiary of the Holding Company.  As the result, the performance of Sogo Medical will be reflected in the consolidated performance of the Holding Company, which will be the parent company that wholly-owns Sogo Medical.
The impact of the Share Transfer on the performance of Sogo Medical will be limited.